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                                                        EXHIBIT 8

               AMENDMENT TO THE CUSTODIAN CONTRACT


    AGREEMENT made this 23rd day of May, 1989 by and between

STATE STREET BANK AND TRUST COMPANY ("Custodian") and SURVEYOR

FUND, INC. (the "Fund").

                        WITNESSETH THAT:

    WHEREAS, the Custodian and the Fund are parties to a

Custodian Contract dated February 1, 1985, (as amended to date,

the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:



    NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the

following:



    Replace subsection 7 of Section 2.2 Delivery of Securities with the following new subsection 7:



         7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;




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    IN WITNESS WHEREOF, each of the parties has caused this

Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.



ATTEST                            SURVEYOR FUND, INC.


/s/ Mary A. Barry                 /s/ David H. Dievler
________________________          _____________________________
ATTEST                            STATE STREET BANK AND TRUST
                                  COMPANY

/s/ P. McClure                    /s/ E. D. Hawkes, Jr.
________________________          _____________________________
Assistant Secretary               Vice President


































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